                                                                      EXHIBIT 99



FOR IMMEDIATE RELEASE


CONTACT: BOSTON                                           CONTACT: SAN FRANCISCO
Amy Schondorf                                             Cheryl Popp
(617) 434-6673/pager 800-946-4645 pin #145-2529           (415) 693-3506


John Kahwaty
Investor Relations
(617) 434-3650

               FED APPROVES ROBERTSON STEPHENS' SALE TO BANKBOSTON

  -- NEW FIRM TO BE NAMED BANCBOSTON ROBERTSON STEPHENS INC.; FEATURES COMPLETE
            FINANCIAL SERVICES, GLOBAL REACH FOR GROWTH COMPANIES --


         BOSTON, MA, SEPTEMBER 1, 1998 -- BankBoston Corporation today announced that it completed its previously announced acquisition of Robertson Stephens from BankAmerica Corporation. The agreement, first announced on May 29, 1998, received federal regulatory approval on August 24, 1998 (Federal Reserve Board).

         "Robertson Stephens is a premier equity investment banking and research firm for growth and technology companies in the U.S. Its combination with our international capital markets, debt, and loan syndication capabilities has created a truly global powerhouse in serving the range of financial needs of growth companies," said BankBoston Chairman and CEO Chad Gifford.

         Under the terms of the agreement, BankBoston has paid $400 million in cash to BankAmerica and established a retention pool based on employee performance of approximately $400 million consisting of $300 million in cash to be paid over four years and $100 million of stock options granted at market price upon close of the transaction. The after-tax present value of the transaction is estimated at $550 million.

         Gifford noted that "BankBoston can now offer a full suite of investment banking services to our U.S. and international clients. This was the last step to becoming a truly full-service bank. It is a key component to our growth strategy."




                                    - more -

         With the completion of this transaction, Robertson Stephens will come under single ownership of BankBoston Corporation and be merged into BankBoston's
Section 20 subsidiary, BancBoston Securities Inc. The new Section 20 company will use the global brand identity: BancBoston Robertson Stephens Inc.

         BancBoston Robertson Stephens will fully integrate equity underwriting, strategic advisory services, trading, distribution, and research capabilities with BankBoston's existing investment banking and capital markets business. The new company will partner with BankBoston's commercial banking activities, including loan sales and trading, and leveraged finance.

         Mike McCaffery, president and chief executive officer of Robertson Stephens, will lead the new investment banking organization, whose management team remains intact. He reports to BankBoston Vice Chairman Paul Hogan.

         As a combined organization, BancBoston Robertson Stephens will specialize in growth industries (technology, information and business services, life sciences and healthcare services, real estate, consumer and retail, media, and telecommunications) offering a full complement of financial products, advisory services, and industry expertise to high-growth companies.

         Since its founding in 1978, Robertson Stephens has completed 376 initial public offerings raising $16.5 billion, 340 follow-on offerings raising $23.7 billion and 70 convertible offerings raising $8.8 billion. The firm has also assisted in 300 mergers and acquisitions transactions valued at more than $35 billion. The first half of 1998 was the company's best ever raising over $8 billion in capital as a result of 80+ equity underwriting transactions, and $27 million in mergers and acquisitions revenues.

         BankBoston (NYSE:BKB), with assets of $70.5 billion and some 23,000 employees, is the nation's oldest commercial bank and New England's only global bank. BankBoston is the third largest overseas network of any US bank, with offices in 23 countries, employing approximately 5,000 people outside of the United States. BankBoston is engaged in consumer, small business and corporate banking in New England; delivering sophisticated financial solutions to corporations and governments nationally and internationally; and full-service banking in leading Latin American markets. The Corporation's common stock is listed on the New York and Boston stock exchanges.




                                       ###